                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                             ROWAN COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
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         0-11.

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                             ROWAN COMPANIES, INC.
                  5450 TRANSCO TOWER, 2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196

C. R. PALMER
CHAIRMAN OF THE BOARD

                                                 March 15, 1999

Dear Stockholder:

         We invite you to attend the Annual Meeting of Stockholders of Rowan Companies, Inc., which will be held in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, on Friday, April 23, 1999 at 9:00 a.m., Central Time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

         At the meeting, stockholders will be asked to elect three Class II Directors. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTOR.

         Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

         Both your interest and participation in the affairs of the Company are appreciated.

                                                 Sincerely,
                                                 /s/ C.R PALMER
                                                 C. R. Palmer

                                                 Chairman, President and
                                                 Chief Executive Officer

Rowan Companies, Inc. 1999 Proxy Statement

NOTICE OF ANNUAL MEETING OF ROWAN STOCKHOLDERS

DATE:       Friday, April 23, 1999

TIME:       9:00 a.m., Central Time

PLACE:      Transco Tower, Level 2 Auditorium
            2800 Post Oak Boulevard
            Houston, Texas

PURPOSE:    -  To elect three Class II Directors for three-year terms
            -  To conduct other business if properly raised

       Only stockholders of record on March 1, 1999 may vote at the meeting.

       YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE AT YOUR EARLIEST CONVENIENCE.

     /S/ MARK H. HAY

       Mark H. Hay
       Secretary

       March 15, 1999

Rowan Companies, Inc. 1999 Proxy Statement

TABLE OF CONTENTS                                                           PAGE
--------------------------------------------------------------------------------

General Information....................................................... 1

Election of Directors..................................................... 2

Director Compensation..................................................... 4

Board Committees.......................................................... 4

Director and Officer Stock Ownership...................................... 6

Board Compensation Committee Report
      on Executive Compensation........................................... 7

Executive Compensation Tables............................................. 9

Stock Performance Graphs.................................................. 12

Additional Information.................................................... 13

Rowan Companies, Inc. 1999 Proxy Statement

GENERAL INFORMATION

WHO MAY VOTE

Stockholders of Rowan Companies, Inc., as recorded in our stock register on March 1, 1999, may vote at the meeting.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

Rowan's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you have indicated on the proxy card. You may vote for all, some or none of our director nominees. You may also abstain from voting.

If you sign and return the enclosed proxy card but do not indicate your vote, the proxies will vote your shares in favor of our director nominees.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name are covered by one card and any shares held by someone else, such as a stockbroker, may be covered by a separate card. Rowan employees receive a separate card for any shares they hold in Rowan's 401(k) plans.

HOW WE SOLICIT PROXIES

We are mailing this proxy statement and the proxy card on or about March 15, 1999. In addition to this mailing, Rowan employees may solicit proxies personally, electronically or by telephone. Rowan will pay all costs of solicitation and has retained D. F. King & Co., Inc. to assist with the solicitation at an estimated cost of $7,500, plus reasonable expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

REVOKING A PROXY

You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting or by notifying Rowan's Corporate Secretary in writing before 5:00 p.m., Central Time, on the day before the meeting at the address listed under "Questions?" on page 14.

VOTING SECURITIES OUTSTANDING

On March 1, 1999, there were 83,022,407 shares of Rowan's common stock outstanding. Each share is entitled to one vote on the matters to be presented at the meeting.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares must be represented at the meeting, either by proxy or in person. You are considered present at the meeting if you attend or are represented by a valid proxy, regardless of whether your proxy card is marked as casting a vote or as abstaining or is left blank. Shares owned by Rowan and held in treasury are not voted and do not count for this purpose.

VOTES NEEDED

The election of each nominee for Class II Director will be approved if the votes cast for such nominee exceed the votes cast against him. Approval of any other matters requires a majority of the votes cast. Only votes cast for or against count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter. Brokers have the authority to vote for the election of directors, but they may not for other matters that may come before the meeting.

Rowan Companies, Inc. 1999 Proxy Statement

ELECTION OF DIRECTORS

The Rowan Board of Directors consists of three classes:

     - Class I has four directors

     - Class II has three directors

     - Class III has four directors

Each class of directors is elected for a three-year term, and the current terms will expire on the date of Rowan's annual meeting, in the year indicated:

     - Class I          2001

     - Class II         1999

     - Class III        2000

Class II Directors are to be elected at this meeting. The nominees selected by the Board, as well as the continuing directors, are profiled below. Each nominee currently serves as a Rowan director.

The Board of Directors held five meetings in 1998. Each director attended at least 75% of the 1998 meetings of the Board and Committees on which he served.

On July 14, 1998, the Nominating Committee recommended and the Board approved increasing the number of Class I directors from three to four and the size of the board from ten to eleven. The remaining Class I Directors appointed Hans M. Brinkhorst to fill the newly created vacancy. On January 21, 1999, Ralph E. Bailey and C. W. Yeargain resigned as Class II Directors, and R. G. Croyle and
D. F. McNease resigned as Class III Directors. The remaining Class II Director appointed Messrs. Croyle and McNease to fill the newly created vacancies as Class II Directors, and the remaining Class III Directors appointed Messrs. Bailey and Yeargain to fill the newly created vacancies as Class III Directors. At the same meeting, the Nominating Committee determined, and the full Board concurred, that it would be in the best interest of Rowan and its stockholders for the incumbent Class II Directors, Lord Moynihan, and Messrs. Croyle and McNease, to be selected as Class II Director Nominees.

If a director nominee becomes unavailable to serve prior to the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

   THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED BELOW.
--------------------------------------------------------------------------------

                               DIRECTOR NOMINEES

                                                  PRINCIPAL OCCUPATION                               DIRECTOR
NAME(1)                                         FOR THE PAST FIVE YEARS                      AGE      SINCE
-------                                         -----------------------                      ---     --------
                                      CLASS II (TERM TO EXPIRE IN 2002)

R. G. Croyle                  Executive Vice President of the Company since October          56        1998
                              1993(3).

D. F. McNease                 Senior Vice President of the Company since October 1993(3).    47        1998

Lord Moynihan                 Senior Partner of London-based Colin Moynihan Associates       43        1996
                              (CMA) (energy advisors) since 1993; Member of Parliament in the United Kingdom (1983-1992); additionally, Minister for
                              Energy as Parliamentary Undersecretary of State at the UK
                              Department of Energy (1990-1992).

                                             (Table continued on following page)

Rowan Companies, Inc. 1999 Proxy Statement

                              CONTINUING DIRECTORS

                                                  PRINCIPAL OCCUPATION                               DIRECTOR
NAME(1)                                         FOR THE PAST FIVE YEARS                      AGE      SINCE
-------                                         -----------------------                      ---     --------
                                     CLASS III (TERM EXPIRES IN 2000)

Ralph E. Bailey               Chairman of the Board and, until February 1996, Chairman of    74        1993
                              the Board and Chief Executive Officer of American Bailey
                              Corporation (manufacturing and energy investments); Chairman of the Board of Clean Diesel Technologies, Inc. (diesel fuel additives) since June 1996; until May 1995, Chairman of the
                              Board of United Meridian Corporation (oil and gas
                              exploration and production); and since March 1996, Chairman of the Board and Chief Executive Officer of XPRONET Inc.
                              (oil and gas exploration).

Henry O. Boswell              Retired; formerly President (1983-1987) of Amoco Production    69        1988
                              Company (oil and gas production).

C. R. Palmer                  Chairman of the Board, President and Chief Executive Officer   64        1969
                              of the Company(3).

C. W. Yeargain                Chairman of the Board of LeTourneau, Inc.; Retired; formerly   73        1975
                              Executive Vice President of the Company (2).

                                       CLASS I (TERM EXPIRES IN 2001)

Hans M. Brinkhorst            Retired; formerly Managing Director of the Royal Dutch/Shell   69        1998
                              Group of Companies' oil and gas exploration, production and transportation operations in Oman (1980-1986) and Malaysia
                              (1977-1980).

H. E. Lentz                   Managing Director of Lehman Brothers Inc. (investment          54        1990
                              bankers) since March 1993; Investment Banker for Wasserstein
                              Perella & Co., Inc. (March 1988 through February 1993).

Wilfred P. Schmoe             Retired; formerly Executive Vice President, Director and       71        1992
                              member of the Executive Committee (May 1984 to November
                              1988) of E.I. DuPont de Nemours & Co. (diversified
                              chemical/energy conglomerate).

Charles P. Siess, Jr.         Chairman of the Board and, until May 1998, Chairman of the     72        1991
                              Board and Chief Executive Officer of Cabot Oil & Gas
                              Corporation since May 1995 and from December 1989 to
                              December 1992 (natural gas exploration and production).

--------------------------------------------------------------------------------

(1) Directorships other than those listed in the table are as follows: Mr. Bailey is a director of Fuel Tech, Inc., Mr. Boswell is a director of Service Master Company and Cabot Oil & Gas Corporation; Mr. Lentz is a director of Imperial Sugar Co.; Lord Moynihan is a director of Ranger Oil Limited and Mr. Siess is a director of Cabot Corporation.

(2) In addition to his Board membership, Mr. Yeargain continues to serve the Company in a consulting capacity. See "Compensation Committee Interlocks and Insider Participation; Certain Transactions" on page 13.

(3) Information regarding the compensation of Messrs. Croyle, McNease and Palmer is disclosed in the Summary Compensation Table under "Executive Compensation Tables" on page 9.

Rowan Companies, Inc. 1999 Proxy Statement

DIRECTOR COMPENSATION

Rowan employees receive no extra compensation for serving as directors. Nonemployee directors receive a base fee of $30,000 annually, $750 per regular or special Board meeting attended, $500 per committee meeting attended and reimbursement for reasonable travel expenses.

Each nonemployee director may also be selected to receive a nonqualified stock option grant under the 1998 Rowan Companies, Inc. Nonemployee Directors Stock Option Plan, which was approved at the Company's 1998 Annual Meeting of Stockholders. Eligibility and the terms and conditions of each grant are determined by the Board of Directors. Two grants were made in 1998 for an aggregate of 40,000 shares, with option exercise prices ranging from $17.47- $29.75 per share. Options granted under the plan become 100% exercisable one year after the date of grant and expire after five years.

BOARD COMMITTEES

The functions performed by the committees of the Board of Directors are as follows:

THE AUDIT COMMITTEE has as its principal functions to recommend to the Board of Directors each year the firm of independent auditors to be selected by the Company and its subsidiaries, to review the reports to be rendered and the fees to be charged by the independent auditors and to review with the independent auditors the principal accounting policies of the Company and its subsidiaries and other pertinent matters either at the initiative of the Committee or at the request of the independent auditors.

Committee members: Messrs. Boswell (Chairman), Schmoe and Siess

1998 meetings: one.

THE COMPENSATION COMMITTEE recommends to the Board of Directors the compensation to be paid to the executive and other officers of the Company and its subsidiaries and any plan for additional compensation that it deems appropriate.

Committee members: Messrs. Siess (Chairman), Bailey, Boswell and Schmoe

1998 meetings: one

THE EXECUTIVE COMMITTEE has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company, except for certain qualifications noted in the Company's Bylaws.

Committee members: Messrs. Palmer (Chairman), Boswell, Yeargain and Siess

1998 meetings: two

Rowan Companies, Inc. 1999 Proxy Statement

THE NOMINATING COMMITTEE generally designates, on behalf of the Board of Directors, candidates for the directors of the class to be elected at the next meeting of stockholders. The Nominating Committee will consider for election to the Board qualified nominees recommended by stockholders. To make such a recommendation, stockholders should submit to the Company's Secretary at the address listed under "Questions?" on page 14 a biographical sketch of the prospective candidate, which should include age, principal occupation and business experience and other directorships, including positions previously held or now held. Any such stockholder recommendations must be submitted not less than 60 days prior to the anniversary date of the previous annual meeting and, in the case of a special meeting, not more than ten days following the earlier of the date of the meeting notice or the public announcement notice.

Committee members: Messrs. Palmer, Boswell, Lentz, Schmoe and Siess

1998 meetings: one

THE 1986 DEBENTURE PLAN COMMITTEE and the 1998 DEBENTURE PLAN COMMITTEE administer the Company's 1986 Convertible Debenture Incentive Plan and its 1998 Convertible Debenture Incentive Plan, respectively. Both Committees have broad authority to interpret, amend, suspend or terminate the Plans and to make all determinations necessary or advisable for the administration of the Plans.

Committee members: Messrs. Siess (Chairman), Bailey, Boswell and Schmoe

1998 meetings:

     1998 Plan -- one
     1986 Plan -- none

THE HEALTH, SAFETY AND ENVIRONMENT COMMITTEE reviews the Company's performance and policies with respect to health, safety and environmental matters and, when appropriate, makes recommendations to the full Board regarding such matters.

Committee members: Messrs. Palmer (Chairman), Croyle, McNease, Boswell and Lord Moynihan

1998 meetings: one

Rowan Companies, Inc. 1999 Proxy Statement

DIRECTOR AND OFFICER STOCK OWNERSHIP

As of March 1, 1999, Rowan's directors and officers collectively owned 3,058,387 shares or 3.7% of the Company's outstanding common, including shares acquirable through April 30, 1999 by the exercise of stock options or the conversion of subordinated debentures. No continuing director, nominee or executive officer owned more than 1% of Rowan's outstanding shares, except Mr. Palmer who owned 1.7% of the common stock.

The following table sets forth the number of shares of Rowan stock owned by each director, the five most highly compensated executive officers of the Company ("Named Executive Officers"), and all directors and executive officers as a group. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown herein.

--------------------------------------------------------------------------------

                                                                     SHARES ACQUIRABLE WITHIN 60 DAYS(2)
                                                                    -------------------------------------
                                        SHARES                                         DEBENTURES             TOTAL
                                     BENEFICIALLY     401(K) PLAN               -------------------------   BENEFICIAL
               NAME                     OWNED         HOLDINGS(1)    OPTIONS     SERIES III     SERIES A    OWNERSHIP
-----------------------------------  ------------     -----------   ---------   ------------   ----------   ----------
Directors:
  Ralph E. Bailey                        30,000                        5,000                                    35,000
  Henry O. Boswell                       67,600(3)                     5,000                                    72,600
  Hans M. Brinkhorst                      1,000                                                                  1,000
  R. G. Croyle                            6,000(4)                   107,750       125,926        4,202        243,878
  H. E. Lentz                            30,200(5)                     5,000                                    35,200
  D. F. McNease                           1,005          3,707        43,875       151,852        4,202        204,641
  Lord Moynihan                           1,000                        5,000                                     6,000
  C. R. Palmer                          474,997(6)       5,802       227,750       711,111       21,008      1,440,668
  Wilfred P. Schmoe                       7,000                        5,000                                    12,000
  Charles P. Siess, Jr.                   7,000                        5,000                                    12,000
  C. W. Yeargain                        232,152                        5,000                                   237,152

Other Executive Officers:
  E. E. Thiele                           10,750                       54,375       162,963        4,202        232,290
  Paul L. Kelly                          25,000                       20,000                      2,521         47,521

All Directors and Executive
  Officers as a group (23 in
  number)                             1,097,283         13,739       629,250     1,277,778       40,337      3,058,387

--------------------------------------------------------------------------------

(1) Reflects shares of Rowan stock allocated to participants in the Rowan Companies, Inc. Savings and Investment Plan. The Plan participants have sole voting power and limited dispositive power over such shares.

(2) Included herein are shares of Rowan stock that may be acquired through April 30, 1999 through the exercise of Nonqualified Stock Options, the conversion of Series III Floating Rate Convertible Subordinated Debentures and the conversion of Series A Floating Rate Convertible Subordinated Debentures.

(3) Includes 23,000 shares held by Dome Lake Investments, Ltd., in which Mr. Boswell and his wife hold a 59% interest in the general partner's 99% interest and a 60% interest in the limited partner's 1% interest. Mr. Boswell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also included are 17,100 shares owned by Mr. Boswell's wife. Mr. Boswell disclaims beneficial ownership of such shares.

(4) Includes 1,000 shares owned by Mr. Croyle's son. Mr. Croyle disclaims beneficial ownership of such shares.

(5) Mr. Lentz's shares are owned jointly with his wife. The total includes 200 shares held in the names of Mr. Lentz's two minor children with respect to which Mr. Lentz's wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

(6) Includes 20,752 shares owned by Mr. Palmer's mother over which he has a measure of investment control. Additionally, includes 23,132 shares held in a charitable foundation for which Mr. Palmer is one of three trustees. Mr. Palmer has no pecuniary interest in the shares held in such charitable foundation.

Rowan Companies, Inc. 1999 Proxy Statement

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

Under the supervision of the Compensation Committee (the "Committee") of the Board of Directors, the Company has developed and implemented compensation policies and programs that seek to retain and motivate employees of the Company and its subsidiaries whose performance contributes to the Company's goal of maximizing stockholder value in a volatile industry. In addition, these compensation policies attempt to align the executive officers' interests with those of the stockholders by providing incentive compensation related to the value of the Company's Common Stock. Compensation decisions are made by the Committee after reviewing recommendations prepared by the Company's Chief Executive Officer, with the assistance of other Company personnel. The Company historically has combined salaries with stock option grants, convertible debenture offerings and selected cash bonuses to provide a compensation balance. The balance established by the Committee is designed to recognize past performance, retain key employees and encourage future performance.

In approving and establishing compensation for an executive officer, several factors are considered by the Committee. Performance criteria include individual performance, overall Company performance versus that of its competitors and performance of the price of the Company's Common Stock in comparison to prior levels and to the relative stock prices of its competitors. When evaluating individual performance, particular emphasis has been placed on the executive officers' success in enabling the Company to increase its market share, their ability to develop innovative ways to obtain better returns on the Company's assets and to respond to prevailing conditions in the drilling, aviation and manufacturing industries. Emphasis is placed upon an individual's integrity, loyalty and competence in his areas of responsibility. When evaluating the foregoing performance criteria in setting executive compensation, the Committee gives greatest weight to those factors it believes have or will contribute the most towards maximizing stockholder value and increasing the Company's financial viability. The factors that contribute the most towards these goals vary depending on the state of the industry in which the Company operates.

The Compensation Committee met in April 1998. Based upon the Committee's determination, all of the Named Executive Officers, including Mr. Palmer (see "Chief Executive Officer Compensation" below), received a salary increase and a bonus in April 1998 as the Company's operational and financial performance showed improvement in 1997 over 1996 (reflected in its revenues and earnings growth during 1997), which had continued through the first quarter of 1998. As discussed above, factors considered by the Committee in setting compensation included each individual's past contributions and performance, as well as the Company's operating results and profitability, management of its assets and debts, increasing market share and the performance of the Company's stock in comparison to its competitors. Additionally, setting salaries which are both externally competitive relative to the industry and internally equitable when considering performance and responsibility levels were pursued objectives. Competitor comparisons for purposes of determining executive officer compensation consisted of a comparison to the competitors in the Company's peer group under "Stock Performance Graphs" on pages 12 and 13 along with comparison to certain additional public companies in the energy service industry. Although no specific target has been established, the Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies. Measurement of each individual's performance is to some extent subjective, and the Company does not make compensation awards based on the degree to which an individual achieves predetermined objective criteria.

In addition to regular salary payments to executive officers in 1998, the Committee determined to offer Series A Floating Rate Subordinated Convertible Debentures to each of the Named Executive Officers, including Mr. Palmer. The Series A Debentures are ultimately convertible into common stock of the Company at the rate of $29.75 per share, the closing

Rowan Companies, Inc. 1999 Proxy Statement

market price for the Company's common stock on the date of offer, through April 2008. Each other executive officer received either a grant of stock options at an exercise price of $19.75 per share, or an offer of Series A Debentures with a conversion rate of $29.75 per share. The primary basis for these Debenture offers and stock option grants was management's performance in increasing market share and profitability in an increasingly competitive environment. The Committee also took into account its evaluation of the individual performance of each officer. The criteria used in evaluating individual performance for purposes of these grants were the same as the criteria discussed above that are considered when setting regular compensation. Previous option grants and debenture offerings to and held by executive officers were taken into account when determining the amount of new option awards.

Although the Committee chose to revise the compensation of the Named Executive Officers for the fiscal year just ended, it attempts to avoid treating salaries, bonuses, stock option grants and debenture offerings as entitlements and recommends revisions only when it believes such changes are warranted.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee's determination for establishing Mr. Palmer's compensation for 1998 was made in April 1998 based on the fact that during a period of prosperity in the offshore drilling industry, the Company had increased its market share and capitalized on the significant increase in offshore drilling activity during 1997 and the first quarter of 1998 to generate record revenues and profits and achieve significant stock price appreciation. No specific quantitative measure of the Company's performance was used for this purpose. Emphasis was also placed on evaluating the Company's performance versus the performance of the competitors in the Company's peer group described on pages 12 and 13 under "Stock Performance Graphs", as well as certain additional public companies in the energy service industry. The Committee believed, and believes, that the Company's relatively strong position in the contract drilling industry and the successful design and implementation of the Company's Super Gorilla Class rig construction program has been in large part attributable to Mr. Palmer's abilities and contributions.

In 1998, the Committee's deliberations with respect to Mr. Palmer's compensation centered on the ongoing strong position that the Company maintained in the contract drilling industry during a period of increased activity and profitability. During 1997, the Company's operations generated record revenues and profits and its stock price increased by 35%. The Company's favorable performance continued through the first quarter of 1998. Given these facts, and the Committee's continuing belief that tying a significant portion of the chief executive officer's remuneration to the interests of the Company's stockholders is a prudent remuneration policy, it determined in April 1998 to offer to Mr. Palmer $2,500,000 principal amount of Series A Debentures, convertible into 84,034 shares of Common Stock at a conversion price equal to the market value on the date of offer of $29.75 per share. In addition, in April 1998 the Committee increased Mr. Palmer's annual salary by $75,000 and awarded a $635,000 bonus.

OTHER MATTERS

The Committee has also continued to discuss and consider a provision of the tax code that will generally limit the Company's ability to deduct compensation in excess of $1 million to a particular executive. The Committee will continue to consider the deductibility of the compensation paid to its executive officers in the future.

This report has been provided by the following members of the Committee:

     Charles P. Siess, Jr. Chairman
     Ralph E. Bailey
     Henry O. Boswell
     Wilfred P. Schmoe

The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Rowan Companies, Inc. 1999 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The following table sets forth the compensation of the Chief Executive Officer and the other four most highly paid executive officers of the Company (the "Named Executive Officers") for each of the last three years.

During such period, no executive officer received any non-cash compensation having an aggregate incremental cost to Rowan in excess of the lesser of $50,000 or 10% of his or her total annual salary and bonus as reported in this table.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                ANNUAL                      LONG-TERM
                                             COMPENSATION              COMPENSATION AWARDS
NAME AND                                 ---------------------     ----------------------------        ALL OTHER
PRINCIPAL POSITION              YEAR      SALARY       BONUS       OPTIONS(1)     DEBENTURES(2)     COMPENSATION(3)
------------------              ----     --------     --------     ----------     -------------     ---------------
C. R. Palmer                    1998     $975,000     $635,000           --          84,034             $4,800
Chairman of the Board,          1997      910,000      450,000       75,000              --              4,750
President and CEO               1996      853,333      250,000       75,000              --              4,500

R. G. Croyle                    1998      296,667      135,000           --          16,807              4,800
Executive Vice President        1997      270,000      120,000       15,000              --              4,750
                                1996      241,667       50,000       15,000              --              4,203

D. F. McNease                   1998      266,667      110,000           --          16,807              4,175
Senior Vice President --        1997      241,667      100,000       15,000              --              4,750
  Drilling                      1996      216,667       40,000       12,500              --              2,937

E. E. Thiele                    1998      241,667       65,000           --          16,807              4,800
Senior Vice President --        1997      216,667       60,000       15,000              --              4,750
Finance, Administration         1996      195,000       30,000       12,500              --              4,182
and Treasurer

Paul L. Kelly                   1998      200,000       55,000           --          10,084              4,800
Senior Vice President --        1997      186,667       50,000       15,000              --              4,750
Special Projects                1996      176,667       25,000       12,500              --              4,175

--------------------------------------------------------------------------------

(1) Represents shares of Rowan stock that may be acquired through the exercise of stock options. No stock options were granted to the Named Executive Officers during 1998.

(2) Represents shares of Rowan stock that may be acquired through the conversion of Series A Floating Rate Convertible Subordinated Debentures which were offered and issued on April 24, 1998.

(3) Represents the amount of Rowan's matching contribution on behalf of the Named Executive Officer to the Rowan Companies, Inc. Savings and Investment Plan (401(k) Plan).

Rowan Companies, Inc. 1999 Proxy Statement

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The table below reflects the value of stock options exercised during 1998 and the value of outstanding options at year-end 1998 for each of the Named Executive Officers.

--------------------------------------------------------------------------------

                                                                         NUMBER OF SHARES
                                                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                        SHARES       WEIGHTED                               OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                       ACQUIRED       AVERAGE                            DECEMBER 31, 1998               DECEMBER 31, 1998(2)
                          ON         PRICE ON         VALUE        -----------------------------     -----------------------------
NAME                   EXERCISE     EXERCISE(1)      REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                   --------     -----------     ----------     -----------     -------------     -----------     -------------
C. R. Palmer           230,000        $21.01        $4,587,501       168,750          131,250         $998,438         $332,812
R. G. Croyle                --            --                --        92,750           26,250          723,312           66,563
D. F. McNease            9,000         18.77           160,063        30,750           23,750          184,156           55,469
E. E. Thiele                --            --                --        41,250           23,750          277,344           55,469
Paul L. Kelly           12,500         28.59           347,656         6,875           23,750               --           55,469

--------------------------------------------------------------------------------

(1) Based upon the average of the high and low per share sales price of Rowan's common stock on the New York Stock Exchange on the date of the exercise.

(2) Represents the difference between the last reported per share sales price of Rowan's common stock on the New York Stock Exchange on December 31, 1998 ($9.875) and the per share exercise price for in-the-money options ($1.00) times the number of underlying shares.

DEBENTURES OFFERED IN LAST FISCAL YEAR

The Rowan Companies, Inc. 1998 Convertible Debenture Incentive Plan (the "1998 Debenture Plan") was approved at the Company's 1998 Annual Meeting of Stockholders. The table below sets forth information pertinent to the initial April 1998 offering to each of the Named Executive Officers. No Debentures are convertible prior to April 1999 and all were outstanding at March 1, 1999. All employees participating in the 1998 Debenture offering have borrowed the Debenture purchase price from Rowan. Promissory notes evidencing the borrowings bear interest at the same rate as the Debentures and are secured by a pledge of the Debentures purchased.

--------------------------------------------------------------------------------

                                                                                                       POTENTIAL REALIZABLE
                                                                                                               VALUE
                                                        PERCENTAGE                                    AT ASSUMED ANNUAL RATES
                                                         OF TOTAL                                         OF STOCK PRICE
                                           NUMBER       DEBENTURES                                         APPRECIATION
                           FACE          OF SHARES      ISSUED IN      CONVERSION                       FOR DEBENTURE TERM
                         AMOUNT OF       UNDERLYING       FISCAL         PRICE        EXPIRATION     -------------------------
NAME                     DEBENTURE       DEBENTURE         1998        PER SHARE         DATE            5%            10%
----                   -------------     ----------     ----------     ----------     ----------     ----------     ----------
C. R. Palmer           $2,500,000(1)       84,034          52.1%         $29.75       4-24-2008      $1,572,237     $3,984,356
R. G. Croyle              500,000(2)       16,807          10.4%          29.75       4-24-2008         314,447        796,871
D. F. McNease             500,000(2)       16,807          10.4%          29.75       4-24-2008         314,447        796,871
E. E. Thiele              500,000(2)       16,807          10.4%          29.75       4-24-2008         314,447        796,871
Paul L. Kelly             300,000(3)       10,084           6.3%          29.75       4-24-2008         188,668        478,123

--------------------------------------------------------------------------------

(1) After one, two, three and four years from the date of the Debenture (April 24, 1998) until the expiration date, 25% of the Debenture, or $625,000, is convertible into approximately 21,008 shares of Rowan stock.

(2) After one, two, three and four years from the date of the Debenture (April 24, 1998) until the expiration date, 25% of the Debenture, or $125,000, is convertible into approximately 4,202 shares of Rowan stock.

(3) After one, two, three and four years from the date of the Debenture (April 24, 1998) until the expiration date, 25% of the Debenture, or $75,000, is convertible into 2,521 shares of Rowan stock.

Rowan Companies, Inc. 1999 Proxy Statement

PENSION PLANS

All Rowan employees (including executive officers but excluding non-U.S. citizens) who have completed the requisite service are eligible to participate in one of two non-contributory, defined benefit pension plans. Participants in the drilling and aviation plan, including each of the Named Executive Officers, will generally receive a pension at age 60 pursuant to a formula which is based upon the employee's number of years of credited service and his average annual compensation during the highest five consecutive years of his final ten years of service. Compensation for this purpose is based on salary, excluding discretionary bonuses. As of January 31, 1999, Rowan had approximately 3,500 employees eligible to participate in its pension plans.

Rowan also sponsors pension restoration plans which essentially replace any retirement income that is lost because of Internal Revenue Code limitations on benefits payable or the compensation level on which they are based. Both pension restoration plans are unfunded and benefits thereunder are paid directly by Rowan. Currently, the plans have two participants, C. R. Palmer and C. W. Yeargain. Mr. Yeargain retired in March 1991.

The following table illustrates, for representative average earnings and years of credited service levels, the annual retirement benefits payable to eligible drilling and aviation employees.

PENSION PLAN TABLE (1)
--------------------------------------------------------------------------------

                                        YEARS OF SERVICE(2)
                  ---------------------------------------------------------------
COMPENSATION(3)      15         20         25         30         35         40
---------------   --------   --------   --------   --------   --------   --------
  $  150,000      $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875   $105,000
     200,000        52,500     70,000     87,500    105,000    122,500    140,000
     250,000        65,625     87,500    109,375    131,250    153,125    175,000
     300,000        78,750    105,000    131,250    157,500    183,750    210,000
     400,000       105,000    140,000    175,000    210,000    245,000    280,000
     500,000       131,250    175,000    218,750    262,500    306,250    350,000
     600,000       157,500    210,000    262,500    315,000    367,500    420,000
     700,000       183,750    245,000    306,250    367,500    428,750    490,000
     800,000       210,000    280,000    350,000    420,000    490,000    560,000
     900,000       236,250    315,000    393,750    472,500    551,250    630,000
   1,000,000       262,500    350,000    437,500    525,000    612,500    700,000
   1,100,000       288,750    385,000    481,250    577,500    673,750    770,000
   1,200,000       315,000    420,000    525,000    630,000    735,000    840,000

--------------------------------------------------------------------------------

(1) The benefits payable under the drilling and aviation pension plan as reflected in the table are not subject to reduction for Social Security benefits or other offset amounts.

(2) As of December 31, 1998, the Named Executive Officers were credited under either or both the pension and pension restoration plans for the drilling and aviation employees of the Company with years of service as follows:

        C. R. Palmer                   38
        R. G. Croyle                   25
        D. F. McNease                  25
        E. E. Thiele                   29
        Paul Kelly                     16

(3) Mr. Yeargain's annual benefit amount of $168,127 is based upon his 44 years of credited service under Rowan's drilling and aviation pension and pension restoration plans. The estimated annual benefit amount payable upon retirement to Mr. Palmer is $573,770. The other Named Executive Officers will essentially receive an annual benefit based upon their 1998 salary amount as set forth under "Salary" in the table on page 9 and their years of credited service under the pension plan as shown in Footnote (2).

Rowan Companies, Inc. 1999 Proxy Statement

STOCK PERFORMANCE GRAPHS

The line graph below compares the yearly and cumulative percentage changes in each of the Company's Common Stock, the Standard & Poor's Composite 500 Stock Index and a company-selected peer group for the five-year period ending December 31, 1998.

--------------------------------------------------------------------------------

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                      ROWAN COMMON STOCK, S&P 500 INDEX &
                         COMPANY-SELECTED PEER GROUP**
                  (Assumes $100 Invested on December 31, 1993)

                     Measurement Period
                   (Fiscal Year Covered)                           Rowan            S&P 500         Peer Group**
1993                                                                       100               100               100
1994                                                                        69               101                85
1995                                                                       107               139               174
1996                                                                       251               171               372
1997                                                                       339               228               514
1998                                                                       110               289               159

                         Fiscal Year Ended December 31

                *Total return assumes reinvestment of dividends.
            **ENSCO International Incorporated, Global Marine Inc.,
             Noble Drilling Corporation and R&B Falcon Corporation

--------------------------------------------------------------------------------

The previous line graph is presented pursuant to, and has been prepared in accordance with, specific SEC rules which prescribe, among other characteristics, a five-year measurement period. Such rules also require the inclusion of a graph line reflecting a broad stock market benchmark, as reflected in the Standard & Poor's Composite 500 Index. The Company believes the contract drilling industry moves in very long cycles, significantly greater than five years, and that such cycles encompass extended periods of growth as well as extended periods of contraction. During much of the past sixteen-year period, the Company, and the industry as a whole, have generally experienced conditions more closely associated with the latter; though the Company anticipates industry growth in the years ahead. For that reason, the Company does not believe a five-year presentation of stockholder return is especially meaningful, but rather believes a comparison covering the period since the industry last peaked is more informative. Furthermore, the Company believes the breadth of the S&P 500 Index yields an unsuitable barometer for measuring stockholder return in an industry as volatile as that in which the Company operates. A line graph comparison is set forth on page 13 which reflects the yearly percentage change in and cumulative total stockholder return on each of the Company's Common Stock and the same Company-selected peer group for the period of sixteen calendar years commencing January 1, 1983 and ending December 31, 1998.

Rowan Companies, Inc. 1999 Proxy Statement

              COMPARISON OF SIXTEEN-YEAR CUMULATIVE TOTAL RETURN*
               ROWAN COMMON STOCK & COMPANY-SELECTED PEER GROUP**
                  (Assumes $100 Invested on December 31, 1982)

                     Measurement Period
                   (Fiscal Year Covered)                           Rowan          Peer Group**
1982                                                                       100               100
1983                                                                       113                92
1984                                                                        88                61
1985                                                                        78                32
1986                                                                        40                21
1987                                                                        53                37
1988                                                                        58                25
1989                                                                       113                45
1990                                                                       113                36
1991                                                                        58                20
1992                                                                        79                16
1993                                                                        91                33
1994                                                                        63                28
1995                                                                        97                57
1996                                                                       228               122
1997                                                                       307               168
1998                                                                       100                52

                         Fiscal Year Ended December 31

               * Total return assumes reinvestment of dividends.
            **ENSCO International Incorporated, Global Marine Inc.,
             Noble Drilling Corporation and R&B Falcon Corporation

--------------------------------------------------------------------------------

ADDITIONAL INFORMATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
TRANSACTIONS

In 1998, the Company recorded approximately $968,000 of revenues attributable to land drilling services performed for Cabot Oil & Gas Corporation ("Cabot"). Mr. Charles P. Siess, Jr., a Class I Director of the Company, is Chairman of the Board of Directors of Cabot and Mr. Henry O. Boswell, a Class III Director of the Company, is a Director for Cabot. Messrs. Siess and Boswell each served on the Company's Compensation Committee in 1998, with Mr. Siess serving as Chairman. The Company believes the terms and conditions under which such services were provided to Cabot were comparable to that experienced by the Company in connection with third parties for similar rigs. The transactions between Rowan and Cabot were reviewed and approved by the Company's full Board of Directors.

Mr. C. W. Yeargain, a Class III Director and an Executive Vice President of the Company until his retirement in March 1991, earned and was paid by the Company $300,000 in consulting fees in 1998.

Mr. Hans M. Brinkhorst, a Class I Director of the Company, is also a director of N.Z.D. (Noordzee Drill) B.V., a wholly owned subsidiary of the Company, and has a consultancy agreement with Rowan Energy Investments, Inc., also a wholly owned subsidiary. In 1998, Mr. Brinkhorst did not receive any director fees or consulting fees from either entity.

Rowan Companies, Inc. 1999 Proxy Statement

PRINCIPAL STOCKHOLDERS

To the knowledge of the Company, no person owned more than 5% of the outstanding shares of Common Stock at March 1, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of the Company's directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1998.

STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for presentation at the 2000 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address below, so that the Secretary receives it no later than November 14, 1999.

Other stockholder proposals submitted for consideration at the Company's 2000 Annual Meeting of Stockholders (but not for inclusion in the proxy statement or proxy card) must be received by the Secretary of the Company at the address indicated in the adjacent column no later than January 27, 2000. If such timely notice of a stockholder proposal is given but is not accompanied by a written statement in compliance with applicable securities laws, the Company's proxy committee may exercise discretionary voting authority over proxies with respect to such proposal if presented at the Company's 2000 Annual Meeting of Stockholders.

OTHER BUSINESS

We are not aware of any other matters which are to be presented for action at the meeting. However, if any other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons voting the proxy unless you indicate otherwise on your proxy.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP has been selected as principal auditors for the Company for the year ending December 31, 1999. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders on April 23, 1999 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

FORM 10-K

THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND ANY FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO MR. MARK H. HAY, SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS AS SHOWN BELOW.

QUESTIONS?

If you have any questions or need more information about the annual meeting, write to:

     Mark H. Hay, Secretary
     Rowan Companies, Inc.
     2800 Post Oak Boulevard
     5450 Transco Tower
     Houston, Texas 77056-6196

PROXY


                              ROWAN COMPANIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. R. Palmer and Mark H. Hay proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side hereof, all the shares of stock of Rowan Companies, Inc. ("Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 23, 1999 or any adjournment thereof.

IF CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED.

          (Continued, and to be dated and signed, on the reverse side)

                             ROWAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


The Board of Directors unanimously recommends a vote
FOR:                                                         FOR     WITHHOLD   FOR ALL      (Except nominee(s)
                                                             ALL       ALL      EXCEPT        written below)
                                                             [ ]       [ ]       [ ]
1. The election of R. G. Croyle, D. F. McNease and
   Lord Moynihan as Class II Directors                                                       -------------------

                                                                                             -------------------
2. With discretionary authority on any other matter which
   may properly come before the meeting.                                                     -------------------




                                                                                               -------------------------------------
                                                                                                              Signature

                                                                                               -------------------------------------
                                                                                                       Signature if held jointly

                                                                                               Dated ___________________________
                                                                                               ,1999 Please complete, sign and
                                                                                               return this proxy promptly in the
                                                                                               enclosed envelope. Sign exactly as
                                                                                               name appears hereon. Executors,
                                                                                               administrators, trustees, etc. should
                                                                                               so indicate when signing. If the
                                                                                               signature is for a corporation,
                                                                                               please sign full corporate name by
                                                                                               authorized officer. If shares are
                                                                                               registered in more than one name, all
                                                                                               holders must sign.


-----------------------------------------------------------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.